SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AV HOMES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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AV HOMES, INC.

8601 N. SCOTTSDALE RD., SUITE 225

SCOTTSDALE, ARIZONA 85253

(480) 214-7400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 25, 2016

To the Stockholders of AV Homes, Inc.:

The Annual Meeting of Stockholders of AV Homes, Inc. (“AV Homes” or the “Company”) will be held at the JW Marriott Scottsdale Camelback Inn located at 5402 East Lincoln Drive, Scottsdale, Arizona 85253 on May 25, 2016, at 8:00 a.m. local time, for the following purposes:

1.	To elect as directors the 10 nominees named in the attached proxy statement.

2.	To transact such other business as properly may come before the meeting, or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on April 1, 2016 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.

Please mark your proxy if you wish to attend the Annual Meeting in order that adequate preparations may be made. A meeting attendance card will be mailed promptly to you to facilitate your attendance.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PREPAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE. YOU MAY ALSO VOTE VIA INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD.

By Order of the Board of Directors,

/s/ S. Gary Shullaw S. Gary Shullaw
Executive Vice President, General Counsel and Secretary

Dated: April 12, 2016

YOU CAN VOTE IN ONE OF FOUR WAYS:

BY INTERNET

•	Go to the website identified on your proxy card or Notice of Internet Availability of Proxy Materials, 24 hours a day, seven days a week by 12:59 a.m. EDT on May 25, 2016.

•	Enter the control number that appears on your proxy card or Notice of Internet Availability of Proxy Materials.

•	Follow the simple instructions.

BY TELEPHONE

•	On a touch-tone telephone, call the toll-free number identified on your proxy card, 24 hours a day, seven days a week by 12:59 a.m. EDT on May 25, 2016. If you received a Notice of Internet Availability of Proxy Materials and would like to vote by telephone, you can request a proxy card by calling the telephone number indicated on the Notice.

•	Enter the control number that appears on your proxy card.

•	Follow the simple recorded instructions.

BY MAIL

•	Mark your selections on the enclosed proxy card. If you received a Notice of Internet Availability of Proxy Materials and would like to vote by mail, you can request a proxy card by calling the telephone number indicated on the Notice.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope provided with your proxy card.

IN PERSON AT THE MEETING

•	Attend the meeting and vote in person by ballot.

Your vote is important. Thank you for voting.

i

AV HOMES, INC.

8601 N. SCOTTSDALE RD., SUITE 225

SCOTTSDALE, ARIZONA 85253

(480) 214-7400

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 25, 2016

This Proxy Statement is being made available to the stockholders of AV Homes, Inc., a Delaware corporation (“AV Homes” or the “Company”), in connection with the solicitation of proxies by and on behalf of the Board of Directors of AV Homes for use at the Annual Meeting of Stockholders to be held at the JW Marriott Scottsdale Camelback Inn located at 5402 East Lincoln Drive, Scottsdale, Arizona 85253 on May 25, 2016, at 8:00 a.m. local time (the “Annual Meeting”).

Under rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders of record on the Internet, rather than mailing printed copies, to reduce our printing and mailing costs and conserve resources. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that Notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access the proxy materials, and vote, on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions in the Notice.

The Notice of Internet Availability of Proxy Materials or, in some cases, a full set containing the Proxy Statement and the form of proxy enclosed herewith, and the accompanying Annual Report on Form 10-K of AV Homes for the fiscal year ended December 31, 2015, including financial statements, is first being mailed on or about April 12, 2016, to stockholders of record on the close of business on April 1, 2016.

PURPOSES OF THE MEETING

At the Annual Meeting, stockholders will consider and vote upon the following matters:

1.	To elect as directors the 10 nominees named in this Proxy Statement.

2.	To transact such other business as properly may come before the meeting, or any adjournment or adjournments thereof.

VOTING RIGHTS AND PROXY INFORMATION

Record Date; Voting Rights

Pursuant to the By-Laws of AV Homes, the Board of Directors has fixed the close of business on April 1, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

At the close of business on April 1, 2016, 22,648,216 shares of common stock, $1.00 par value, of AV Homes (“Common Stock”), which constitutes the only class of voting securities of AV Homes, were outstanding and entitled to vote. For each share of Common Stock held of record on the close of business on April 1, 2016, stockholders are entitled to one vote, except in regard to the election of directors, for which there will be cumulative voting as described under the heading “Vote Required-Election of Directors.” In accordance with AV Homes’ By-Laws, the holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Proxies

When a proxy is received, properly executed, in time for the Annual Meeting, the shares represented thereby will be voted at the meeting as directed. Shares represented by valid proxies that do not contain voting instructions will be voted FOR the election as directors of the nominees named herein. Any stockholder who executes a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of AV Homes. In addition, a stockholder who attends the meeting may vote in person, thereby cancelling any proxy previously given by such stockholder.

Shares Held Through Banks, Brokers or Other Intermediaries

If you are the beneficial owner of shares held for you by a bank, broker or other holder of record and do not return your voting instructions, the broker or other nominee may vote your shares solely with respect to such matters for which the broker or other nominee has discretionary authority. Under applicable rules, brokers have discretionary authority to vote on “routine” matters; however, there are no such routine matters included in this proxy statement.

Vote Required

Election of Directors—Nominees for director will be elected by a plurality of the votes cast (i.e., the highest number of votes cast) at the Annual Meeting by the holders of Common Stock present in person or represented by proxy and entitled to notice of, and to vote at, the Annual Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Withheld votes will have no effect on the election of directors. Stockholders have cumulative voting rights with respect to election of directors as described in more detail below under “Election of Directors.”

Attendance at the Meeting

If you plan to attend the meeting, please mark the box provided on your proxy card so that we may send you an attendance card. Stockholders who have beneficial ownership of Common Stock that is held by a bank or broker should bring account statements or letters from their banks or brokers indicating that they owned Common Stock on April 1, 2016. Stockholders also may obtain an attendance card by submitting a written request to the Secretary of AV Homes.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

Principal Stockholders

The following table sets forth, as of April 1, 2016 unless noted otherwise, information with respect to each person or entity known by the Board of Directors to be the beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, all shares are owned directly and the beneficial owners have sole voting and dispositive power over the shares.

Name of Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
TPG Advisors VI, Inc.	301 Commerce Street, Suite 3300 Fort Worth, Texas 76102	10,219,033	(1)	43.2%
First Manhattan Co.	399 Park Avenue New York, New York 10022	2,124,074	(2)	9.4%
The Leon Levy Foundation	One Rockefeller Plaza, 20th Floor New York, New York 10020	1,158,664	(3)	5.1%

(1)

Based on information set forth in Amendment No. 2 to Schedule 13D, filed on June 23, 2015, TPG Advisors VI, Inc. (“TPG Advisors”) is deemed to beneficially own 10,219,033 shares of our Common Stock, which includes 1,004,016 shares issuable upon the conversion of the 6.00% Notes (defined below) held by TPG Aviator, L.P. TPG Advisors has shared voting and dispositive power with respect to all such shares.
(2)	Based on information set forth in Amendment No. 8 to Schedule 13G, filed on February 12, 2016, First Manhattan Co. (“FMC”), a registered investment adviser, is deemed to beneficially own 2,124,074 shares. FMC has sole voting and dispositive power with respect to 72,551 shares, shared voting power with respect to 1,927,139 shares, and shared dispositive power with respect to 2,051,523 shares.
(3)	Based on information set forth in Schedule 13G, filed on November 25, 2013, The Leon Levy Foundation (the “Foundation”) is deemed to beneficially own 1,158,664 shares. The Foundation has shared voting and dispositive power with respect to all such shares. Shelby White and Elizabeth Moynihan are both trustees of the Foundation and, accordingly, may be deemed to beneficially own the shares beneficially owned by the Foundation. According to the Schedule 13G, each of Shelby White and Elizabeth Moynihan disclaims beneficial ownership of any and all such securities in excess of her actual pecuniary interest. Shelby White owns 43,782 shares of our Common Stock in her individual capacity.

Security Ownership of Management

The following table sets forth, as of April 1, 2016, information with respect to the outstanding shares of Common Stock owned beneficially by each current director, each of the Named Executive Officers identified herein under the caption “Summary Compensation Table,” and all current directors and executive officers of AV Homes as a group. Except as otherwise indicated, all shares are owned directly, and the beneficial owners have sole voting and dispositive power over the shares.

Name or Group	Shares Owned Directly and Indirectly (1)		Options Exercisable and RSUs and Stock Units Convertible within 60 Days (2)	Total Beneficial Ownership	Percent of Class (3)
Paul D. Barnett	19,436		17,051	36,487	*
Kelvin L. Davis (4)	0		0	0	*
Roger W. Einiger	25,695		19,173	44,869	*
Paul Hackwell (4)	0		0	0	*
Joshua L. Nash	715,132	(5)	17,245	732,377	3.2%
Jonathan M. Pertchik (4)	2,486		6,026	8,512	*
Michael F. Profenius	2,486		6,186	8,672	*
Aaron D. Ratner (4)	0		0	0	*
Joel M. Simon	13,095		7,488	20,583	*
Roger A. Cregg	331,455		165,018	496,473	2.2%
Michael S. Burnett	54,186		32,500	86,686	*
Joseph Carl Mulac, III	153,038		50,000	203,038	*
S. Gary Shullaw	27,624		0	27,624	*
All current directors and executive officers as a group (consisting of 13 persons)	1,344,633		320,689	1,665,322	7.3%

*	Represents less than one percent.
(1)	The information as to securities owned by directors and executive officers was furnished to AV Homes by such directors and executive officers.
(2)	For certain directors, this amount includes stock units representing deferred directors’ fees, which stock units become issuable as shares of Common Stock at the earlier of a date designated by the individual director or the date of the individual’s separation from service as a director. See “Deferred Compensation Plan.”
(3)

Calculated pursuant to Rule 13d-3(d) of the Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage of shares owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. On April 1, 2016, there were 22,648,216 shares of Common Stock issued and outstanding.
(4)	Messrs. Davis, Hackwell and Ratner were nominated as directors by TPG (defined below) and are employed by TPG. They each disclaim beneficial ownership of the shares held by TPG and any of its affiliates. Mr. Pertchik was also nominated as a director by TPG; however, he is not directly employed by TPG.
(5)	Includes (i) 173,900 shares held indirectly by Mr. Nash through a trust for the benefit of his mother; (ii) 308,400 shares held by a limited partnership whose managing partner is directly controlled by Mr. Nash; and (iii) 50,199 shares held by an offshore fund whose management company is controlled by Mr. Nash. In the case of the limited partnership and offshore fund, Mr. Nash disclaims beneficial ownership except to the extent of his pecuniary interest in such shares.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors met five times during 2015 and acted once by unanimous written consent. During fiscal 2015, all of the incumbent directors attended 75% or more of the aggregate of their respective Board and committee meetings, except for Mr. Davis, who attended 71% of such meetings. The Board encourages each of its members to attend each annual meeting of stockholders, but recognizes that unavoidable circumstances may prevent attendance. All members of the Board who were standing for election or reelection attended the 2015 annual meeting of stockholders.

Certain Committees of the Board

To assist it in carrying out its duties, the Board has established various committees. Current committees and current members thereof are as follows:

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Finance Committee
Joel M. Simon (1)	Paul D. Barnett (1)	Roger W. Einiger (1)	Joshua L. Nash (1)
Jonathan M. Pertchik	Paul Hackwell	Kelvin L. Davis	Paul D. Barnett
Roger W. Einiger	Michael F. Profenius	Paul Hackwell	Kelvin L. Davis
		Joshua L. Nash	Michael F. Profenius
		Joel M. Simon	Aaron D. Ratner

(1)	Chairman

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility to oversee management regarding: (i) the conduct and integrity of AV Homes’ financial reporting; (ii) AV Homes’ systems of internal accounting and financial and disclosure controls; (iii) the qualifications, engagement, compensation, independence and performance of the independent auditors, their conduct of the annual audit and their engagement for any other services; (iv) AV Homes’ legal and regulatory compliance; (v) the application of AV Homes’ related person transaction policy; (vi) codes of business conduct and ethics as established by management and the Board; and (vii) the preparation of the Audit Committee Report for inclusion in the annual proxy statement. The Committee may also perform such other tasks as are assigned to it from time to time by the Board. The Committee has the authority to obtain advice and assistance from, and receive adequate resources and funding from AV Homes for, outside counsel, independent auditors or other advisors. The Committee met seven times during the fiscal year ended December 31, 2015. The Committee is governed by a written charter approved by the Board. The charter is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

All members of the Committee have been determined to be independent (see “Director Independence”). The Board has also determined that all members of the Committee are financially literate under the listing standards of the NASDAQ Stock Market (“NASDAQ”) and Joel M. Simon is the Committee’s “audit committee financial expert,” as defined in the rules of the SEC and for purposes of NASDAQ’s listing standards.

Audit Committee Report

The Audit Committee has reviewed and discussed AV Homes’ audited financial statements for the fiscal year ended December 31, 2015 with management.

The Committee has discussed with Ernst & Young LLP, AV Homes’ independent auditors, the matters required to be discussed by applicable Public Company Accounting Oversight Board standards.

The Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and has discussed with Ernst & Young LLP their independence.

Based on the review and discussions referred to above, the Committee recommended to AV Homes’ Board of Directors that its audited financial statements be included in AV Homes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Joel M. Simon, Chairman

Jonathan M. Pertchik

Roger W. Einiger

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in: (i) identifying, screening and reviewing individuals to serve as directors and recommending candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies; (ii) overseeing AV Homes’ policies and procedures for receipt of stockholder suggestions regarding composition of the Board and recommendations of candidates for nomination; (iii) overseeing implementation of AV Homes’ Corporate Governance Guidelines and Principles; and (iv) reviewing AV Homes’ overall corporate governance and recommending changes when necessary or desirable. The Committee may also perform such additional tasks as assigned to it by the Board. The Committee has the authority to obtain advice and assistance from, and receive adequate resources and funding from AV Homes for, outside counsel, consultants and other advisors. The Committee met once during the fiscal year ended December 31, 2015.

All members of the Nominating and Corporate Governance Committee have been determined to be independent (see “Director Independence”). The Committee is governed by a written charter approved by the Board. The charter is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

The Nominating and Corporate Governance Committee assesses the appropriate size of the Board, evaluates Board membership, and identifies and reviews director nominee candidates. The Committee considers candidates for Board membership received from all sources based upon various criteria, including their business and professional skills and experience, personal integrity and judgment, commitment to representing the long-term interests of stockholders and availability to participate in Board activities. The Committee will consider candidates suggested by its members, other Board members, management and stockholders, and may, if necessary or appropriate, utilize the services of a professional search firm. In order to be considered, a recommendation from a stockholder must include the stockholder’s name and contact information, the candidate’s name and contact information, a brief description of the candidate’s background and qualifications and a statement by the candidate that he or she is willing and able to serve on the Board. The Committee may also require candidates to provide such other information as it may request.

The Committee reviews periodically and recommends to the Board for approval any changes in the compensation of non-employee directors. Any equity compensation awards for non-employee directors recommended by the Nominating and Corporate Governance Committee are approved by the Compensation Committee under the 2015 Incentive Compensation Plan.

AV Homes’ By-Laws establish advance notice procedures with respect to nominations for election of directors at an annual meeting (see “Stockholders’ Proposals and Nominations of Board Members”).

Compensation Committee

The Compensation Committee assists the Board in overseeing management compensation policies and practices, including (i) determining and approving the compensation of the CEO and the Company’s other executive officers; (ii) reviewing and approving management incentive compensation policies and programs and exercising discretion in the administration of such programs; and (iii) reviewing and approving equity compensation programs for employees and exercising discretion in the administration of such programs. It also reviews and discusses with AV Homes’ management proposed Compensation Discussion and Analysis disclosure and determines whether to recommend such disclosure to the Board for inclusion in AV Homes’ proxy statement and Annual Report on Form 10-K. The recommendation is described in a Compensation Committee Report included in the proxy statement. The Committee may perform such other tasks as assigned to it by the Board. The Committee may delegate any of its responsibilities to a subcommittee comprised solely of one or more of its members so long as such delegation is consistent with law and applicable rules of the SEC and NASDAQ. The Committee has the authority to obtain advice and assistance from the Committee’s outside counsel, compensation consultants and other advisors with funding from the Company. The Committee met four times and acted by written consent once during the fiscal year ended December 31, 2015.

As part of the TPG Investment (described and defined under “Certain Relationships and Related Transactions” below), we must constitute our Compensation Committee as a five member committee and (i) for so long as TPG Aviator, L.P. (“TPG”) and its affiliates own at least 15% of our Common Stock, TPG has the right to have two Board members appointed to the Compensation Committee, and (ii) for so long as TPG and its affiliates own at least 5% but less than 15% of our Common Stock, TPG has the right to have one Board member appointed to the Committee. TPG has no such appointment rights if its level of ownership is less than 5% of our Common Stock. Additionally, for so long as TPG is entitled to designate at least one member of the Compensation Committee, the Board may not authorize or cause to be taken any of the following actions without the requisite approval of the Compensation Committee (which approval, for so long as TPG is entitled to nominate two members of the Compensation Committee, in most cases must include the approval of four out of the five members of the Compensation Committee):

•	any adoption of any new, or expansion of any existing, equity incentive plan relating to a key executive officer; and

•	any changes to, or the adoption of, any compensation arrangements for any members of the Board or members of senior management.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see the Compensation Discussion and Analysis below. The Compensation Committee is governed by a written charter approved by the Board. The charter sets out in greater detail the specific responsibilities of the Compensation Committee. A current copy of the charter is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2015 were Mr. Greg Kranias and Messrs. Einiger, Davis, Hackwell, Nash and Simon. Mr. Kranias resigned from the Board and all committees upon which he served effective January 23, 2015 and was replaced on the Compensation Committee by Mr. Hackwell on February 4, 2015. None of these members of the Compensation Committee has been an executive officer or employee of AV Homes, and none were party to any related person transaction with AV Homes that would require disclosure in this Proxy Statement. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2015.

Finance Committee

The Finance Committee assists the Board in overseeing certain finance, capital expenditure and other matters. The Committee may perform such other tasks as assigned to it by the Board. The Committee may delegate any of its responsibilities to a subcommittee comprised solely of one or more of its members so long as such delegation is consistent with law and applicable rules of the SEC and NASDAQ. The Committee met five times during the fiscal year ended December 31, 2015.

As part of the TPG Investment (described and defined under “Certain Relationships and Related Transactions” below), the Company must constitute its Finance Committee as a five member committee and (i) for so long as TPG and its affiliates own at least 15% of our Common Stock, TPG has the right to have two Board members appointed to the Finance Committee, and (ii) for so long as TPG and its affiliates own at least 5% but less than 15% of our Common Stock, TPG has the right to have one Board member appointed to the Finance Committee. TPG has no such appointment rights if its level of ownership is less than 5% of our Common Stock. Additionally, for so long as TPG is entitled to designate at least one member of the Finance Committee, the Board may not authorize or cause to be taken any of the following actions without the requisite approval of the Finance Committee (which approval, for so long as TPG is entitled to nominate two members of the Finance Committee, in most cases must include the affirmative vote of at least one Committee member nominated by TPG):

•	any sale or issuance of any capital stock or other security of the Company or any subsidiary (including options and convertible or exchangeable instruments), except for certain permitted issuances;

•	any redemption, purchase, repurchase or other acquisition of capital stock of the Company (other than in connection with equity compensation arrangements);

•	any incurrence or assumption of liability for indebtedness other than certain ordinary course borrowings;

•	any hiring or firing of members of senior management;

•	any land or builder acquisitions, any acquisition or dispositions of subsidiaries or any other acquisitions or dispositions that are greater, in each case, than $5 million (including total expected capital requirements associated with the acquisition or disposition of the land, as the case may be, and all land development work required to get the land ready for the construction of homes);

•	any capital expenditures or land commitments over the budget approved by the Board, or otherwise greater than $10 million; and

•	any entry into new markets or lines of business.

The Finance Committee is governed by a written charter approved by the Board. The charter sets out in greater detail the specific responsibilities of the Finance Committee. A current copy of the charter is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

Director Compensation

The Nominating and Corporate Governance Committee reviews director compensation annually. Directors who are our employees or who are employed by TPG are not separately compensated by us for their service on our Board or its committees. For our other directors, we pay an annual cash retainer, payable in quarterly installments. For 2015, the base annual cash retainer for service on the Board was $40,000. Members and the Chairman of the Audit Committee receive additional compensation of $10,000 and $15,000 per annum, respectively. Members and the Chairman of the Nominating and Corporate Governance Committee receive additional compensation of $2,500 and $5,000 per annum, respectively. Members and the Chairman of the Compensation Committee receive additional compensation of $5,000 and $7,500 per annum, respectively. Members and the Chairman of the Finance Committee receive additional compensation of $10,000 and $15,000 per annum, respectively.

We also generally provide each of our non-employee directors who are not employed by TPG with an annual equity award of restricted stock units (“RSUs”) having a value equal to approximately $45,000. Accordingly, on June 3, 2015, each reelected non-employee director (other than those employed by TPG) were awarded 2,848 RSUs for service on our Board for the term beginning at the 2015 annual meeting of stockholders. The RSUs will vest and be converted into an equivalent number of shares of Common Stock upon the earlier of the first anniversary of the date of the award and the date immediately preceding the date of AV Homes’ 2016 annual meeting of stockholders, provided that the director is a member of the Board of Directors on such vesting date. The RSUs will vest immediately upon the death or disability of the director or upon a change of control of the Company. If the director ceases to be a member of the Board of Directors for any other reason, the RSUs will be forfeited, unless the Board of Directors provides otherwise.

In lieu of director fees (including equity awards) that would otherwise be payable to directors who are employed by TPG, AV Homes pays a quarterly monitoring fee to TPG Management (as defined under “Certain Relationships and Related Transactions”). This monitoring fee is reduced on a dollar for dollar basis by compensation paid to the TPG Nominated Directors who are not employed by TPG.

The following table sets forth the retainer, other cash fees and equity compensation received during the fiscal year ended December 31, 2015, by non-employee directors.

Name	Fees Earned or Paid in Cash (1)	Annual Stock Awards (2)	Total
Paul D. Barnett	$55,000	$44,998	$99,998
Kelvin L. Davis (3)	—	—	—
Roger W. Einiger	57,500	44,998	102,498
Paul Hackwell (3)	—	—	—
Greg Kranias (3)	—	—	—
Joshua L. Nash	60,000	44,998	104,998
Jonathan M. Pertchik	50,000	44,998	94,998
Michael F. Profenius	52,500	44,998	97,498
Aaron Ratner (3)	—	—	—
Joel M. Simon	60,000	44,998	104,998

(1)	Includes amounts of $27,466, $28,733, $29,956, $24,962 and $26,228 of fees for Messrs. Barnett, Einiger, Nash, Pertchik and Profenius, respectively, which were deferred during 2015 and are represented by stock units under the deferral program described below under the heading “Deferred Compensation Plan.”
(2)	Represents the aggregate grant date fair value of 2,848 RSUs (or $15.80 per share). The grant date fair value is calculated in accordance with ASC 718 by using the closing price of the Common Stock on the award grant date.
(3)	As described above, the TPG Nominated Directors who are employed by TPG do not receive director compensation from the Company. Mr. Kranias resigned from the Board on January 23, 2015.

Deferred Compensation Plan

The Nominating and Corporate Governance Committee adopted a deferral program applicable to non-employee directors in June 2005. Under the deferral program, non-employee directors may elect to defer up to 50% of annual retainer fees, committee fees and/or chairperson fees, for which the director is credited with a number of stock units based upon the closing price of the Common Stock on the due date of each payment. The stock units become distributable as shares of Common Stock upon the earlier of a date designated by the individual director or the date of the individual’s separation from service as a director.

Communication with the Board of Directors

A stockholder who wishes to communicate with the Board, or specific individual directors, may direct written communication addressed to the Board or such director or directors in care of the Corporate Secretary, AV Homes, Inc., 8601 N. Scottsdale Rd., Suite 225, Scottsdale, AZ 85253. The Corporate Secretary will deliver any communications to our independent Chairman of the Board, other than those that do not relate to any Board matter, which the Corporate Secretary may handle on his or her own.

Corporate Governance Guidelines and Principles

The Board of Directors has adopted Corporate Governance Guidelines and Principles as a component of the flexible governance framework within which the Board, assisted by its committees, directs AV Homes’ affairs. The Corporate Governance Guidelines and Principles, which define the role of the Board of Directors, are available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

In 2015, the Board amended and restated the Corporate Governance Guidelines and Principles to include a stock ownership guideline applicable to all non-employee directors who receive the standard director compensation. The guideline requires such directors to own shares of the Company’s Common Stock having a value equal to three times the director’s annual cash retainer. Directors have three years from the date of election to comply with the stock ownership threshold. All shares the directors beneficially own, and any shares subject to stock units issued by the Company, count toward the stock ownership guideline.

Director Independence

The Board of Directors has determined that all members of the Board of Directors during the year ended December 31, 2015 and all current members of the Board of Directors meet the qualification standards set forth in AV Homes’ Corporate Governance Guidelines and Principles and meet the independence criteria under the rules and regulations of NASDAQ, except for Roger A. Cregg, President and Chief Executive Officer. In making such determination, the Board of Directors considered relevant facts regarding such directors, in particular that each director determined to be independent does not have a material relationship with AV Homes, either directly (other than as a director and/or stockholder) or as a stockholder, director, officer, partner or affiliate of an organization that has a relationship with AV Homes. The Board of Directors has further determined that all current members of the Audit Committee meet the more stringent independence requirements of the SEC and NASDAQ for Audit Committee membership, and all current members of the Compensation Committee meet the more stringent independence requirements of NASDAQ for Compensation Committee membership.

Board Leadership Structure

AV Homes’ Board of Directors determined to separate the positions of Chairman of the Board and Chief Executive Officer because the functions and responsibilities of the positions are different. The Chairman of the Board is a senior principal of a firm that was a long-time stockholder of the Company. He represents the interests of all of the Company’s stockholders from a global strategy perspective. The Chairman of the Board does not oversee the day-to-day business of the Company.

The Chief Executive Officer is primarily responsible for developing AV Homes’ business strategy and is in charge of the Company’s day-to-day operations. With the oversight of the Board and the Board’s committees, the Chief Executive Officer works full time in (i) creating and implementing the Company’s business plan, (ii) directing the Company’s business, and (iii) managing the Company’s real estate and homebuilding activities.

Board’s Role in Risk Oversight

While management is responsible for the day-to-day management of risk, the Board plays an ongoing and active role in the oversight of risk. The Audit Committee carries out its oversight responsibilities by regularly reviewing and discussing with management areas of material risk to the Company, which may include financial risks, legal and regulatory risks, operational risks and strategic risks, along with key risk areas within each of those risk categories. The Audit Committee also reviews with management, as appropriate, mitigation measures being taken to address such risks. To further promote this process, in 2013 the Company implemented an enterprise risk management program, which is coordinated by the Company’s General Counsel and Chief Executive Officer and overseen by the Audit Committee. As part of the enterprise risk management program, financial, legal, regulatory, reputational, operational and strategic risks are reviewed across the entire Company and reported to the Audit Committee on a quarterly basis.

The Compensation Committee also considers and discusses, at least annually, risks associated with our executive compensation arrangements and has concluded that the risks associated with our compensation practices and policies are not likely to have a material adverse effect on the Company.

The Board as a whole also engages in the oversight of risk in several ways, including through the receipt of periodic reports from the Audit Committee and Compensation Committee on areas of risk reviewed by each committee. The Board also relies on the Finance Committee to review and approve certain financing and other strategic matters as discussed above. Additionally, the Board reviews and approves the Company’s operating plan and budget on an annual basis and reviews risks associated with the execution of that plan. Finally, the Board periodically receives updates from management on specific areas of risk, which in 2015 included a review of the Company’s IT infrastructure and cybersecurity risks.

Code of Business Conduct and Ethics

The Board of Directors, through the Audit Committee, has adopted a Code of Business Conduct applicable to all directors, officers and employees of AV Homes. Its purpose is to promote the commitment of the Board and management to a high standard for ethical business practices. The Code of Business Conduct is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

Related Person Transaction Policy

To supplement the broader provisions of AV Homes’ Code of Business Conduct, the Board of Directors has adopted a policy and procedures for review and approval or ratification by the Audit Committee of transactions in which the Company participates and a “related person” has a material direct or indirect interest. Pursuant to this policy, a “related person” means: each director and executive officer of the Company; any director nominee; any greater than five percent stockholder; any immediate family member of any of the foregoing; and any company or another entity that employs or is controlled by any of them, or in which any of them have a material ownership or financial interest.

Generally under the policy, any director, executive officer or nominee who intends to enter into a related person transaction, and any employee of the Company who intends to cause the Company to enter into a related person transaction, is required to disclose all material facts regarding the proposed transaction to the Audit Committee. The transaction will be reviewed by the Audit Committee and, in its discretion, approved or ratified. In connection with approving or ratifying a related person transaction, the Audit Committee considers, in light of the relevant facts and circumstances, whether or not the transaction is in the best interests of the Company. Thus, it may consider many factors, such as the relationship of the related person with the Company, the materiality or significance of the transaction to the Company and the related person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arm’s-length basis, and the impact of the transaction on the Company’s business and operations. The related person transaction policy is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

Certain Relationships and Related Transactions

TPG Investment—In June 2013, AV Homes issued to TPG 2,557,474 shares of AV Homes’ Common Stock, at a purchase price of $14.65 per share, and 665,754.3 shares of a newly authorized series of AV Homes’ preferred stock, designated as Series A Contingent Convertible Cumulative Redeemable Preferred Stock, par value $0.10 per share (the “Series A Preferred Stock”), at a purchase price and liquidation preference of $146.50 per share, for an aggregate investment in AV Homes by TPG of $135 million (the “TPG Investment”). TPG subsequently converted the Series A Preferred Stock into shares of our Common Stock at a conversion ratio equal to ten shares of Common Stock per one share of Series A Preferred Stock.

Pursuant to the terms of a stockholders agreement AV Homes and TPG entered into in connection with the TPG Investment, AV Homes agreed to increase the size of its Board of Directors from six to ten members, and TPG was granted the right to nominate four directors to the Board. The Board of Directors is currently set at ten members, including four directors who were nominated by TPG: Mr. Davis, a Senior Partner at TPG Capital, LP (“TPG Capital”); Mr. Hackwell, a Principal at TPG Capital; Mr. Ratner, a Vice President in TPG Capital’s Real Estate Group; and Mr. Pertchik, the Chief Executive Officer of InTown Suites (collectively, the “TPG Nominated Directors”).

Going forward, TPG will continue to be entitled to nominate to the Board (i) four directors if TPG and its affiliates own at least 30% of our Common Stock, (ii) three directors if TPG and its affiliates own at least 20%, but less than 30% of our Common Stock, (iii) two directors if TPG and its affiliates own at least 15% but less than 20% of our Common Stock, and (iv) one director if TPG and its affiliates own at least 5% but less than 15% of our Common Stock. TPG has no Board nomination rights if its level of ownership of AV Homes is less than 5%. In addition, in connection with the stockholders agreement AV Homes agreed to constitute each of its Compensation Committee and Finance Committee as five-member committees and (a) for so long as TPG and its affiliates own at least 15% of our Common Stock, TPG has the right to have two Board members appointed to each such committee, and (b) for so long as TPG and its affiliates own at least 5% but less than 15% of our Common Stock, TPG has the right to have one Board member appointed to each such committee. Further, AV Homes agreed that for so long as TPG and its affiliates own at least 5% of our Common Stock, each other committee of the Board will be constituted as three-member committees and TPG has the right to have one Board member appointed to each such committee. TPG has no such committee appointment rights if its level of ownership of AV Homes is less than 5%. Messrs. Davis and Hackwell currently serve as TPG Nominated Directors on the Compensation Committee, while Messrs. Davis and Ratner serve as TPG Nominated Directors on the Finance Committee.

Pursuant to the terms of the stockholders agreement, for so long as TPG and its affiliates continue to own at least the greater of (i) 25% of the number of shares owned by them at the closing of the TPG Investment (assuming full conversion of the Series A Preferred Stock) and (ii) 10% of our Common Stock, AV Homes is not permitted to take any of the following actions without the prior written consent of TPG:

•	Any amendment to the governing documents of AV Homes or its subsidiaries adverse to TPG;

•	Any voluntary liquidation, dissolution or winding up of AV Homes;

•	Any voluntary bankruptcy or insolvency action, or any consent to any involuntary bankruptcy or similar proceeding;

•	Any increase or decrease in the size of the Board or any committee;

•	Any change in the rights and responsibilities of either the Finance Committee or the Compensation Committee; and

•	Any issuance of equity securities that is senior to the Common Stock.

In addition, for so long as TPG’s ownership of AV Homes is equal to or greater than 5% of our Common Stock, the Finance Committee of the Board is required to approve (1) any sale, issuance or authorization of new securities by AV Homes or any subsidiary, except for certain permitted issuances, (2) any redemption, purchase, repurchase or other acquisition of securities by AV Homes or any subsidiary, other than in connection with equity compensation arrangements, (3) any incurrence of indebtedness or certain debt-like obligations, with limited exceptions, (4) any hiring or firing of members of senior management, (5) any land or builder acquisitions or dispositions, any acquisitions or dispositions of subsidiaries or any other acquisitions or dispositions, in each case, that are greater than $5 million (including total expected capital requirements), (6) any capital expenditures or land commitments over the annual budget approved by the Board of Directors, or otherwise greater than $10 million, and (7) any entry into new markets or lines of business.

Further, as long as TPG’s ownership of AV Homes is equal to or greater than 5% of our Common Stock, the Compensation Committee of the Board is required to approve (1) any adoption of any new, or expansion of any existing, equity incentive plan and (2) any changes to, or the adoption of, any compensation arrangements for any members of the Board of Directors or members of senior management. During such period, the Board may not approve such matters without the requisite committee approval, which in most cases will require the approval of at least one of the committee members appointed by TPG.

Pursuant to the terms of the stockholders agreement, except in certain cases, TPG has a pre-emptive right to participate in future equity issuances by AV Homes, on a pro-rata basis, for so long as TPG (together with its affiliates) owns at least 10% of our Common Stock. The stockholders agreement also provides for customary registration rights with respect to Common Stock held by TPG, its affiliates and their permitted transferees. Pursuant to such registration rights, TPG has, subject to certain limitations, the right to require AV Homes to register TPG securities on three separate occasions and has piggyback registration rights in connection with offerings by AV Homes or other stockholders.

AV Homes and TPG VI Management, LLC (“TPG Management”), an affiliate of TPG, are parties to a management services agreement that sets forth certain financial advisory services to be provided by, and fees to be paid to, TPG Management in connection with ongoing services to AV Homes. Pursuant to the management services agreement and in exchange for certain ongoing advisory and consulting services, AV Homes agreed to pay to TPG Management a monitoring fee equal to $465,000 per year for so long as TPG and its affiliates own at least 30% of the Common Stock outstanding and also to reimburse expenses incurred by TPG Management and its affiliates to provide services or enforce its rights under the management services agreement, not to exceed $50,000 per year. In each case, the monitoring fee will be reduced proportionately based on TPG’s board representation rights under the stockholders agreement, as described above. The monitoring fee is payable quarterly in advance. The monitoring fee will also be reduced by director fees (including equity awards) payable to the TPG Nominated Directors who are not employed by TPG. For 2015, AV Homes paid TPG Management an annual monitoring fee of $370,002 and $50,000 for reimbursement of expenses under the management services agreement.

TPG Investment in 6.00% Senior Convertible Notes—On June 23, 2015, AV Homes completed a private offering of $80.0 million aggregate principal amount of 6.00% Senior Convertible Notes due 2020 (the “6.00% Notes”). The 6.00% Notes were issued pursuant a series of separate, privately negotiated note purchase agreements entered into on June 17, 2015 by us and certain qualified institutional buyers. TPG purchased $20.0 million aggregate principal amount of 6.00% Notes for $20.0 million in cash, resulting in a fully diluted beneficial ownership of approximately 43.8% of our Common Stock for TPG at the time of the transaction. Pursuant to the terms of the Company’s Related Person Transaction Policy, the Audit Committee of the Company’s Board of Directors reviewed and approved the terms of the 6.00% Notes and TPG’s purchase of 6.00% Notes. In connection with TPG’s investment, TPG waived its rights under the stockholders agreement to purchase additional 6.00% Notes. Additionally, on January 12, 2016, the Audit Committee approved the Company’s reimbursement to TPG for certain out-of-pocket expenses totaling $82,135, incurred by TPG in connection with TPG’s evaluation and review of its participation in the 6.00% Notes offering, including a review of the potential impact of TPG’s participation on the Company’s deferred tax asset.

Mulac Relationships—Dave Mulac is the brother of Joseph Carl Mulac, III, our Executive Vice President. Mr. Dave Mulac was hired by AV Homes on November 11, 2013 as the Vice President of Operations for our North Carolina division and he currently serves in that role for our Raleigh, North Carolina operations. In 2015, he received a base salary from the Company of approximately $132,925 and also received a grant of 939 shares of restricted stock having a grant date fair value of approximately $8,288. Additionally, his bonus for 2015 of $23,400 was paid in February 2016. For 2016 Mr. Dave Mulac received an annual restricted stock award of 1,279 shares, having a grant date fair value equal to approximately $7,725 and, effective April 1, 2016, his annual base salary increased to $137,917. His bonus target is 30% of base salary, consistent with 2015. The Audit Committee reviewed and ratified the hire of Mr. Dave Mulac pursuant to the terms of our Related Person Transaction Policy. In approving the transaction, the Audit Committee considered that Mr. Dave Mulac was selected from among a pool of qualified candidates and does not report directly to his brother. Joseph Carl Mulac, III’s son, Joseph Carl Mulac, IV, also works for the Company as Operations Coordinator and Designated Broker for the Arizona division and does not report directly to any immediate family members. Joseph Carl Mulac, IV’s total compensation in 2015 was less than $120,000.

ELECTION OF DIRECTORS

(Item 1)

At the Annual Meeting, the 10 nominees for director named in this Proxy Statement will stand for election for the ensuing year and until their respective successors are duly elected and qualified.

Stockholders have cumulative voting rights with respect to election of directors. Under cumulative voting, each stockholder is entitled to the same number of votes per share as the number of directors to be elected (or, for purposes of this election, ten votes per share). A stockholder may cast all such votes for a single nominee or distribute them among the nominees, as such stockholder wishes, either by so marking his ballot at the meeting, by specific voting instructions sent to AV Homes with a signed proxy, or via Internet or by telephone in accordance with instructions on the proxy card. In connection with the solicitation of proxies, discretionary authority to cumulate votes is being solicited. Unless authority to vote for the nominees for director is withheld, it is the intention of the persons named in the accompanying proxy to vote the proxies in such manner as will elect as directors the nominees named below.

All of the nominees were last elected at the June 3, 2015 annual meeting of stockholders.

The Board of Directors does not contemplate that any of the persons named below will be unable, or will decline, to serve. However, if any of such persons is unable or declines to serve, the persons named in the accompanying proxy may vote for another person or persons in their discretion.

The following paragraphs set forth information with respect to each nominee for director, including positions currently held, prior occupation and business experience for more than the past five years. In concluding an individual should be recommended to serve as a director, the Nominating and Corporate Governance Committee considers each person’s business and professional skills and experience, qualifications and attributes, as well as personal integrity and judgment. Although it does not have a formal diversity policy, the Nominating and Corporate Governance Committee considers, among other attributes, diversity of gender, professional experience and skills of the individuals to be recommended to the Board for nomination for election to the Board. Except as otherwise indicated, the following nominees have not been principally employed by any subsidiary or affiliate of AV Homes. There are no family relationships between any nominee, director or executive officer of AV Homes.

Paul D. Barnett, Director since May 2007

Mr. Barnett, 55, has been Managing Director at Ulysses Management, LLC, a private investment firm, since February 2005. Prior thereto, he was Managing Principal at Odyssey Investment Partners, LLC, a private investment firm, from 1997 to 2004. From 2001 to August 2005, Mr. Barnett served as Director and Chairman of the Audit Committee of Dresser, Inc. He currently serves on the Board of Managers for Ice House America, LLC, EGD Security Systems, LLC, Artisanal Brewing Ventures, LLC and PresAir, LLC, private limited liability companies. Mr. Barnett’s experience and expertise in investment management, investment banking and the securities markets are valuable assets for AV Homes when seeking financing or raising capital.

Roger A. Cregg, Director since December 2012

Mr. Cregg, 60, has served as our President and Chief Executive Officer, and member of our Board of Directors, since December 2012. Prior to joining AV Homes, he served as Senior Vice President of Finance and Chief Financial Officer of The ServiceMaster Company, a residential and commercial service company, from August 2011 through November 2012. He served as Executive Vice President of PulteGroup, Inc. (formerly known as Pulte Homes, Inc.), a national homebuilding company, from May 2003 to May 2011 and Chief Financial Officer of PulteGroup, Inc. from January 1998 to May 2011. He served as Senior Vice President of PulteGroup, Inc. from January 1998 to May 2003. He has served as a director of Comerica Incorporated since 2006. He was a director of the Federal Reserve Bank of Chicago, Detroit Branch, from January 2004 to December 2009 and served as Chair from January to December 2006.

Kelvin L. Davis, Director since June 2013

Mr. Davis, 52, is a Senior Partner of TPG Capital and the Founder and Co-Head of TPG Real Estate. He has been a Partner at TPG based in San Francisco since 2000 and is a member of TPG’s Management Committee. From 2000 to 2009, Mr. Davis led TPG’s North American Buyouts Group, encompassing investments in all non-technology industry sectors. Prior to joining TPG in 2000, Mr. Davis was President and Chief Operating Officer of Colony Capital, LLC, a private international real estate investment firm based in Los Angeles, which he co-founded in 1991. Prior to the formation of Colony Capital, LLC, Mr. Davis was a Principal of RMB Realty, Inc., the real estate investment vehicle of Robert M. Bass. Prior to his affiliation with RMB Realty, Inc., he worked at Goldman, Sachs & Co., an investment bank, in New York and with Trammell Crow Company, a real estate developer, in Dallas and Los Angeles. Mr. Davis earned a B.A. degree in economics from Stanford University and an M.B.A. from Harvard Business School. Mr. Davis serves on the boards of directors of Caesars Entertainment Corporation, Catellus Development Corporation, Taylor Morrison Home Corporation, Parkway Properties, Inc., Assisted Living Concepts, Inc. and Evergreen Industrial Properties, Inc. He is also a long-time Director (and past Chairman) of Los Angeles Team Mentoring, Inc. (a charitable mentoring organization), serves on the board of the Los Angeles Philharmonic Association, is a trustee of Los Angeles County Museum of Art and is on the Board of Overseers of the Huntington Library, Art Collections and Botanical Gardens. In the past five years, Mr. Davis also served as a director Kraton Performance Polymers, Inc. Mr. Davis is a TPG Nominated Director, and the Company is required pursuant to the stockholders agreement with TPG to nominate him for election to the Board. Mr. Davis’s extensive management experience, board service and experience in the real estate industry allow Mr. Davis to provide valuable insight to AV Homes and our Board regarding our operations and management of our business.

Roger W. Einiger, Director since May 2006

Mr. Einiger, 68, has been President of Hardscrabble Advisors, LLC, a private investment firm, since 2001. Previously, he spent three decades at Oppenheimer & Co. and its successor companies, most recently serving as Vice Chairman. Following the sale of Oppenheimer in 1997, he served as Vice Chairman of CIBC Oppenheimer Corp., an investment banking and brokerage company, and as a consultant to Canadian Imperial Bank of Commerce until 2001. Mr. Einiger previously served as a Director of BPW Acquisition Corp. and a Director and

member of the Audit Committee of NDS Group plc. He also serves as a director or trustee of several philanthropic and academic organizations. During his tenure with Oppenheimer, Mr. Einiger was responsible for finance, operations, technology, and human resources departments. His diverse background lends valuable insight to AV Homes’ Board of Directors and the Audit and Compensation Committees on which he serves.

Paul Hackwell, Director since September 2013

Mr. Hackwell, 36, is a Principal at TPG. Since joining TPG in 2006, Mr. Hackwell has been involved with the firm’s investments in the Company, Taylor Morrison, Life Time Fitness, Norwegian Cruise Line, Savers, Gelson’s Markets, Adare Pharmaceuticals and Aptalis Pharma, among other debt and equity investments. Prior to joining TPG, Mr. Hackwell worked at the Boston Consulting Group. Mr. Hackwell holds an A.B. summa cum laude from Princeton University, an M.Phil. from the University of Oxford, where he was a Keasbey Scholar, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Hackwell is a TPG Nominated Director, and we are required pursuant to the stockholders agreement with TPG to nominate him for election to the Board. Mr. Hackwell’s extensive experience in real estate investment allows him to provide valuable insight to AV Homes and our Board, including with respect to the Company’s investing activities.

Joshua L. Nash, Director since September 2004

Mr. Nash, 54, has been our Chairman of the Board of Directors since September 2004. He is the President of Ulysses Management LLC (“UM”) and Ulysses Management Offshore LLC (“UMO”), both investment advisers registered with the SEC. Since their inception in 1997, UM has served as the investment manager to Ulysses Partners, L.P., and UMO as the investment manager to Ulysses Offshore Fund, Ltd. Mr. Nash is the sole member of Joshua Nash LLC, a General Partner of Ulysses Partners, L.P. He was a General Partner of Odyssey Partners, L.P., a private investment firm, from 1989 until its liquidation in December 2007. For more than ten years, Mr. Nash has managed investments, including real estate, in excess of $1 billion. His more than 20 years of experience in investment management and his long-term financial interest in AV Homes make him uniquely qualified to serve as AV Homes’ Chairman.

Jonathan M. Pertchik, Director since July 2014

Mr. Pertchik, 49, is the Chief Executive Officer of InTown Suites, a leading provider of economy, extended stay living, a position he has held since July 2014. From February 2013 through June 2014, Mr. Pertchik served as the Chief Executive Officer of ST Residential, LLC, an owner and manager of luxury condominiums, apartment projects, hotels, and office and retail spaces. He previously served as Chief Operating Officer of ST Residential from March 2010 to February 2013. Prior to joining ST Residential, Mr. Pertchik held various executive management positions at WCI Communities, a luxury homebuilder and developer, first as Division President from 2007 to 2008 and then as Chief Restructuring Officer from August 2008 to January 2010. He began his career at The Staubach Company, a commercial real estate brokerage and consulting company. Mr. Pertchik is a TPG Nominated Director, and we are required pursuant to the stockholders agreement with TPG to nominate him for election to the Board. Mr. Pertchik’s extensive experience in the real estate industry allows him to provide valuable insight to AV Homes and our Board, including with respect to the Company’s strategic activities.

Michael F. Profenius, Director since July 2014

Mr. Profenius, 57, has been a Senior Partner of Grove International Partners, a global private equity firm specializing in real estate investment, since April 2012. Prior to joining Grove, Mr. Profenius served as a Managing Director of Warburg Pincus LLC, a global private equity firm, where he focused on real estate investments, from April 2004 to September 2011. Prior to joining Warburg Pincus, Mr. Profenius spent 18 years at Merrill Lynch & Co, most recently as Co-Head and Management Director of the Global Real Estate

Investment Banking and Hospitality Group. He began his career at Dean Witter Realty in 1982. Mr. Profenius’s experience in real estate investment allows him to provide valuable insight to AV Homes and our Board, including with respect to the Company’s investing activities.

Aaron D. Ratner, Director since February 2015

Mr. Ratner, 28, is a Vice President at TPG in the Real Estate Group. Since joining TPG in June 2011, Mr. Ratner has been involved with the firm’s investments in AV Homes, Inc., PointPark Properties Limited, The Sea Summit at Marblehead, The Woolgate Exchange, and the acquisition of a $2.5 billion loan portfolio from Deutsche Bank AG’s special situations group. Prior to joining TPG, Mr. Ratner worked at Eastdil Secured, a real estate investment bank and wholly owned subsidiary of Wells Fargo & Company, from June 2009 to May 2011. Mr. Ratner holds a B.B.A with distinction from Emory University. Mr. Ratner is a TPG Nominated Director, and we are required pursuant to the stockholders agreement with TPG to nominate him for election to the Board. Mr. Ratner’s experience in real estate investment allows him to provide valuable insight to AV Homes and our Board, including with respect to the Company’s land acquisition and real estate development activities.

Joel M. Simon, Director since May 2004

Mr. Simon, 70, was Partner and Principal in XRoads Solutions Group, LLC, a national financial advisory and consulting firm, from June 2000 until his retirement in April 2013. He was formerly Chief Executive Officer and President of Starrett Corporation from March 1998 to December 1998; Executive Vice President, Chief Operating Officer and Director of Olympia & York Companies (U.S.A.) from 1985 to 1996; and Senior Partner with Margolin, Winer & Evens, LLP, a regional accounting firm, from 1976 to 1984. Mr. Simon also served as a Director, Chairman of the Audit Committee and member of the Compensation Committee of Frederick’s of Hollywood Group, Inc. Mr. Simon’s extensive financial and operational expertise in many industries, including real estate, make him not only a well-qualified member of AV Homes’ Board but also Chairman of, and financial expert for, its Audit Committee.

Vote Required

Nominees for director will be elected by a plurality of the votes cast (i.e., the highest number of votes cast) at the Annual Meeting by the holders of Common Stock in person or by proxy and entitled to vote at the Annual Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality.

Board Recommendation

The Board of Directors believes that it is in the best interests of AV Homes and its stockholders to elect the 10 individuals named above to the Board of Directors of the Company and recommends a vote FOR the election of each such individual.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Following this Compensation Discussion and Analysis we present detailed tabular and narrative information concerning the compensation of each of the Named Executive Officers and their employment and other agreements. This detailed information should be read in conjunction with the Compensation Discussion and Analysis.

Overview

In this section of the Proxy Statement, we discuss, among other things, the overall objectives of our executive compensation programs and the material elements of compensation awarded to, earned by, or paid to our “Named Executive Officers” (or “NEOs”). We identify the Named Executive Officers in accordance with SEC rules and include each person who in fiscal 2015 served as our principal executive officer and our principal financial officer, as well as our other executive officers serving at December 31, 2015. Our Named Executive Officers are:

Name	Current Positions	Periods of Service
Roger A. Cregg	President and Chief Executive Officer	December 2012—present
Michael S. Burnett	Executive Vice President and Chief Financial Officer	October 2013—present
Joseph Carl Mulac, III	Executive Vice President	October 2010—present
S. Gary Shullaw	Executive Vice President, General Counsel and Corporate Secretary	November 2014—present

The compensation of our Named Executive Officers should be understood within the context of our business. We are engaged in the business of homebuilding and community development in Florida, Arizona and the Carolinas. We construct and sell homes in both primary residential and active adult communities, many of which we have previously developed. We also engage, on a limited basis, in other real estate related activities, such as the operation of amenities and the sale for third-party development of commercial and industrial land. Many of our development projects take many years to conceive, permit, develop and sell. Thus, it may take an extended period of time before a project can be viewed as “profitable” or not.

Our performance in our core segments of Florida, Arizona and the Carolinas improved for the year ended December 31, 2015 as compared to prior years. We expanded our market presence and significantly increased the number of homes we have sold. During the year ended December 31, 2015, we closed 1,750 homes at an average sales price of approximately $285,000 per closed home, generating approximately $499 million of homebuilding revenue, as compared to the year ended December 31, 2014, in which we closed 953 homes at an average sales price of approximately $255,000 per closed home, generating approximately $243 million of homebuilding revenue. The number of housing contracts (net of cancellations) signed in 2015 increased 105% compared to 2014 to 2,035, and as of December 31, 2015, we had 799 homes in backlog with a sales value of approximately $243.9 million compared to 331 homes in backlog with a sales value of approximately $85.8 million as of December 31, 2014.

Say on Pay Advisory Vote

Our compensation programs have not changed significantly over the last few years. Accordingly, while our Compensation Committee has considered the outcome of our last stockholder advisory vote on executive compensation (the so-called “say on pay” vote), which was held at our 2014 annual meeting of stockholders at which approximately 97% of the shares voted on the matter approved our executive compensation, we have not made any significant changes in response to that vote or otherwise. The next say on pay vote, as well as a vote on the frequency of such say on pay votes, will be held at our 2017 annual meeting of stockholders.

Objectives of Our Compensation Programs and What They Are Designed to Reward

Our compensation programs are intended to attract and retain executives, to motivate and reward them for achieving the Company’s long-term goals, and to align their interests with those of our stockholders.

•	In order to retain the services of our executives, our compensation practices should be competitive with those of other employers with whom we compete for talent.

•	We pay for performance. This means that our compensation program is designed to recognize an executive’s contribution that has led to the attainment of corporate goals.

•	Our compensation program is designed to motivate executives to achieve results in a manner that builds long-term stockholder value. An equity component of total compensation is included to align the interests of the executives with the interests of our stockholders.

Compensation Process

The compensation of our NEOs is overseen and determined by the Compensation Committee of our Board of Directors. Each member of the Compensation Committee is independent in accordance with applicable rules of NASDAQ, as determined by the Board. Each year, the Compensation Committee works with the CEO to establish the Company’s executive compensation philosophy, policies and programs. The Compensation Committee meets with the CEO annually to discuss his performance, but, ultimately, decisions regarding his compensation are made solely by the Compensation Committee based on its deliberations.

The CEO has generally been involved in negotiating and recommending compensation for the executive officers other than himself; however, the actual compensation agreements and arrangements are ultimately subject to approval by the Compensation Committee. The CEO also makes recommendations to the Compensation Committee regarding the level of achievement attained under the performance-based awards for all NEOs, other than himself.

During 2012, the Compensation Committee retained James Reda of Gallagher & Associates to provide guidance on executive compensation practices, policies and benchmarking of peers to inform the Compensation Committee’s decisions related to 2013 executive compensation. The Compensation Committee assessed the independence of Mr. Reda and the Gallagher firm and concluded that no conflict of interest existed that would have prevented them from independently representing the Compensation Committee. The Compensation Committee has not engaged a compensation consultant to advise the Committee on compensation decisions for subsequent years.

How the Various Kinds of Compensation Are Determined and Allocated to Form a Complete Package

The objectives described above are supported by the four primary elements of our compensation program for NEOs: base salaries, annual performance-based cash bonuses, equity awards and employment agreements.

While there are several elements to the Company’s management compensation program, they are evaluated as a whole by our Compensation Committee in making its compensation determinations. We do not have any specific policies or parameters for allocating between cash and non-cash compensation or with respect to the duration of compensation arrangements other than as set forth in our existing employment agreements described in further detail below. In general, the Compensation Committee has a balanced approach regarding the allocation between cash and non-cash compensation, taking into account our business plan and the responsibilities and seniority of the particular executive. The charts below depict the 2015 percentage of compensation for our CEO and other NEOs that is fixed versus performance based (from the summary compensation table):

*	Includes performance based restricted stock awards and annual cash incentive compensation.
**	Represents average for NEOs other than the CEO.

Salaries

Salaries are a necessary part of any compensation program and paying reasonable salaries is an important aspect of attracting and retaining qualified executives. In setting salaries, we have not established any specific target levels based on peer group analyses or benchmarking studies. However, we believe that our market for executive talent is competitive, and we take this into account in the establishment of a total compensation package.

The Compensation Committee, in conjunction with the CEO (except with respect to his own base salary), determined that, as a result of the Company’s continued growth and in order to remain competitive with similarly situated peers, it was appropriate to increase NEO salaries effective January 1, 2015 as follows:

Name	2014 Annual Base Salary	2015 Annual Base Salary
Roger A. Cregg	$400,000	$475,000
Michael S. Burnett	$275,000	$300,000
Joseph Carl Mulac, III	$300,000	$375,000
S. Gary Shullaw	$240,000	$240,000

Performance-Based Cash and Equity Awards

A significant component of our compensation program for our NEOs is their opportunity to receive performance-based cash and equity awards. We use these awards to motivate executives toward achieving long-term corporate goals that are consistent with our business plans. We also use them both to align the executives’ interests to those of our stockholders and to retain our executives. As with salaries, we have not established any specific target levels for incentive compensation based on peer group analyses or benchmarking studies. However, we establish reasonable awards within the framework of a total compensation package. The specific types of awards (for example, cash or equity) and performance objectives (for example, stock price, revenue or net income) and periods (for example, annual or multi-year) are tailored for the recipient based on Company and individual performance objectives. In determining amounts of the awards, consideration may be given to numerous factors, including anticipated future results of operations and the executive’s anticipated contributions toward achieving such results. Amounts may also be based upon the achievement of specified stock prices and the executive’s continued employment through the vesting period. The Compensation Committee has not established a formal policy as to when grants are made. Awards are usually granted, however, at a meeting of the Compensation Committee held in the first quarter of each year.

2015 Performance-Based Cash Awards

Pursuant to the 2015 management incentive award program approved by the Compensation Committee (“2015 MIP”) for Messrs. Cregg, Burnett, Mulac and Shullaw, and consistent with each of their employment agreements, each of them was eligible to receive a performance-based cash award targeted at a percentage of his then-current annual base salary (the “Target Bonus”). Under the 2015 MIP, the Target Bonus percentage for each was as follows: Mr. Cregg—125%; Mr. Burnett—80%; Mr. Mulac—100%; and Mr. Shullaw—50%.

Under the 2015 MIP, the Compensation Committee also approved an escalator for Messrs. Cregg, Burnett, Mulac and Shullaw tied to the corporate pre-tax net income target described below, providing an opportunity for each Named Executive Officer to earn an additional bonus amount equal to 5% of such Named Executive Officer’s then-current base salary for every $500,000 in excess of the pre-tax income target, applied on a straight line basis and capped at 40%, with no bonus paid for the pre-tax income metric if actual pre-tax income falls below 100% of the target (the “Escalator Bonus”).

The performance objectives for the 2015 cash awards for Messrs. Cregg, Burnett, Mulac and Shullaw are described below and consist of a combination of individual and corporate performance goals.

Roger A. Cregg—Below are the objectives associated with Mr. Cregg’s cash award for 2015 and the level of achievement of those objectives:

Performance Goals	Achievement	% of Target Bonus	% Achieved
Individual (40% of Target Bonus)
Meet or exceed budgeted sales and closing units.	This objective was partially achieved based upon the Company exceeding the budgeted number of closing units.	10%	5%
Continue investor outreach program to expand shareholder base.	This objective was fully achieved with enhanced investor outreach activities.	5%	5%
Expand business through new land acquisitions and/or strategic transactions.	This objective was achieved with the successful acquisition and integration of Bonterra Builders.	25%	25%
Corporate (50% of Target Bonus)
Achieve or exceed annual revenue of $460 million in 2015.	This objective was achieved as the Company generated approximately $518 million in revenue in 2015.	10%	10%
Achieve or exceed $5.5 million in pre-tax net income.	This objective was achieved as the Company generated approximately $12.0 million in pre-tax net income in 2015.	40%	40%
Discretionary (10% of Target Bonus)	The Compensation Committee determined that Mr. Cregg’s involvement in the Company’s operational performance, including (i) his involvement with the Company’s capital market transactions during the year, (ii) the negotiation, acquisition and integration of Bonterra Builders, and (iii) continued process improvements throughout the Company in all disciplines was sufficient for him to earn the entire discretionary component of his bonus.	10%	10%

Total (Before Escalator Bonus)		100%	95%

Additionally, Mr. Cregg received the maximum available Escalator Bonus equal to 40% of his base salary as a result of the Company’s achievement of approximately $12.0 million in pre-tax net income.

Michael S. Burnett—Below are the objectives associated with Mr. Burnett’s cash award for 2015 and the level of achievement for those objectives:

Performance Goals	Achievement	% of Target Bonus	% Achieved
Individual (40% of Target Bonus)
Implement monthly operating review process for division presidents and finance team.	This objective was achieved.	14%	14%
Expand investor and sell-side coverage to create better visibility in the investor community.	This objective was achieved with enhanced investor outreach activities.	13%	13%
Develop and present comprehensive analysis of the Company’s deferred tax asset and valuation allowance.	This objective was achieved.	13%	13%
Corporate (50% of Target Bonus)
Achieve or exceed annual revenue of $460 million in 2015.	This objective was achieved as the Company generated approximately $518 million in revenue in 2015.	10%	10%
Achieve or exceed $5.5 million in pre-tax net income.	This objective was achieved as the Company generated approximately $12.0 million in pre-tax net income in 2015.	40%	40%
Discretionary (10% of Target Bonus)	The Compensation Committee determined that Mr. Burnett’s involvement in the Company’s operational performance, including (i) his involvement with the Company’s capital market transactions during the year, (ii) the negotiation, acquisition and integration of Bonterra Builders, and (iii) continued process improvements throughout the finance organization was sufficient for him to earn the entire discretionary component of his bonus.	10%	10%

Total (Before Escalator Bonus)		100%	100%

Additionally, Mr. Burnett received the maximum available Escalator Bonus equal to 40% of his base salary as a result of the Company’s achievement of approximately $12.0 million in pre-tax net income.

Joseph Carl Mulac, III—Below are the objectives associated with Mr. Mulac’s cash award for 2015 and the level of achievement of those objectives:

Performance Goals	Achievement	% of Target Bonus	% Achieved
Individual (50% of Target Bonus)
Meet or exceed budgeted sales and closing units.	This objective was partially achieved based upon the Company exceeding the budgeted number of closing units.	10%	5%
Oversee efficient restructuring of Florida operations.	This objective was fully achieved with the integration of the Royal Oak Homes business into the Central Florida operations.	10%	10%
Manage operating system conversion with all divisions running uniform reports by mid-year.	This objective was fully achieved.	10%	10%
Implement cross-divisional councils in various disciplines to enhance efficiency and leverage across entire organization.	This objective was fully achieved.	10%	10%
Standardize CRM reporting.	This objective was fully achieved.	10%	10%
Corporate (50% of Target Bonus)
Achieve or exceed annual revenue of $460 million in 2015.	This objective was achieved as the Company generated approximately $518 million in revenue in 2015.	10%	10%
Achieve or exceed $5.5 million in pre-tax net income.	This objective was achieved as the Company generated approximately $12.0 million in pre-tax net income in 2015.	40%	40%

Total (Before Escalator Bonus)		100%	95%

Additionally, Mr. Mulac received the maximum available Escalator Bonus equal to 40% of his base salary as a result of the Company’s achievement of approximately $12.0 million in pre-tax net income.

S. Gary Shullaw—Below are the objectives associated with Mr. Shullaw’s cash award for 2015 and the level of achievement for those objectives:

Performance Goals	Achievement	% of Target Bonus	% Achieved
Individual (40% of Target Bonus)
Support M&A activity including post-acquisition integration efforts.	This objective was fully achieved with the acquisition and subsequent integration of Bonterra Builders.	10%	10%
Support capital market activities including refinancings and registrations.	This objective was fully achieved with the Company’s issuance of 6.00% Senior Convertible Notes and the exchange of the Company’s outstanding 8.50% Senior Notes for equivalent registered notes.	10%	10%
Implement Code of Conduct training and enhance compliance process.	This objective was achieved with the restatement of the Company’s Code of Business Conduct and the development of a Company-wide training course.	10%	10%
Streamline Legal review process and procedures with divisions.	This objective was achieved with various policy and procedure updates.	5%	5%
Enhance governance and support adoption of new equity plan.	This objective was fully achieved.	5%	5%
Corporate (50% of Target Bonus)
Achieve or exceed annual revenue of $460 million in 2015.	This objective was achieved as the Company generated approximately $518 million in revenue in 2015.	10%	10%
Achieve or exceed $5.5 million in pre-tax net income.	This objective was achieved as the Company generated approximately $12.0 million in pre-tax net income in 2015.	40%	40%
Discretionary (10% of Target Bonus)	The Compensation Committee determined that Mr. Shullaw’s involvement in the Company’s operational performance, including (i) his involvement with the Company’s capital market transactions during the year, (ii) the negotiation, acquisition and integration of Bonterra Builders, and (iii) continued process improvements on legal and governance matters was sufficient for him to earn the entire discretionary component of his bonus.	10%	10%

Total (Before Escalator Bonus)		100%	100%

Additionally, Mr. Shullaw received the maximum available Escalator Bonus equal to 40% of his base salary as a result of the Company’s achievement of approximately $12.0 million in pre-tax net income.

Equity Awards

We grant equity awards from time to time, primarily to serve as compensation for performance and as an incentive for continued employment and future performance. We primarily grant equity in the form of restricted stock, some of which has had time-based vesting conditions and some of which has had performance-based vesting conditions. We have generally granted equity in the form of restricted stock because we believe that it most closely aligns the interests of our executives with those of our stockholders.

2015 Equity Awards

The terms of the equity awards granted during 2015 are described below:

•	Performance-based restricted stock was granted to Messrs. Cregg, Burnett, Mulac and Shullaw on January 16, 2015, reflecting 60% of the total equity award granted to each individual during 2015. These grants were intended to incentivize performance consistent with our current strategy. The performance-based restricted stock (“Performance Shares”) vests, if at all, (and the restrictions on such shares will lapse) on December 31, 2018 provided that the relevant Named Executive Officer remains continuously employed by the Company through the vesting date, and based on achievement of the following performance goals:

•	50% of the Performance Shares will be eligible to vest if the Company achieves an annual total return to stockholders (“ATRS”) of 8% or more per annum over the three calendar year period, on a cumulative basis, beginning on January 1, 2015 and ending on December 31, 2017 (the “Measurement Period”), and

•	the remaining 50% of the Performance Shares will be eligible to vest if the Company achieves a ATRS of 15% or more per annum, on a cumulative basis over the Measurement Period. If the ATRS is greater than 11% but less than 15% over the Measurement Period, the second tranche of Performance Shares will vest on a pro rata basis by applying straight line interpolation.

ATRS is defined by reference to the change in our stock price over the Measurement Period and any dividends paid on our Common Stock during the Measurement Period.

•	Time-based restricted stock was granted to Messrs. Cregg, Burnett, Mulac and Shullaw on January 16, 2015, reflecting 40% of the total equity award granted to each individual during 2015. The time-based awards vest in four equal tranches with 25% vesting on December 31 of each of 2015, 2016, 2017 and 2018, subject to the recipients’ continued employment through the relevant vesting dates.

The amount of the equity awards granted in 2015 was determined by the value of long-term incentives contemplated by each executive officer’s employment agreement, as adjusted by the Compensation Committee from time to time, except that the value of awards granted to Messrs. Cregg and Mulac was increased from 200% and 100% of base salary, respectively, to 283% and 166% of base salary, respectively. These increased equity awards were intended to incentivize their critical efforts to grow our homebuilding operations over the long term.

2013 Performance-Based Restricted Stock Awards Covering 2015 Performance Period

The performance-based restricted stock awards that were granted to Mr. Cregg in December 2012 and to Mr. Mulac in March 2013 vest in four tranches based each individual’s achievement of performance targets set under the annual management cash incentive plan in each of 2013, 2014, 2015 and 2016. Accordingly, each of Messrs. Cregg and Mulac earned the same percentage of the 2015 tranche of the 2013 performance-based restricted stock award as their percentage of Target Bonus achievement before the Escalator Bonus under the 2015 MIP. See the performance conditions under the 2015 MIP described above under “2015 Performance-Based Cash Awards” for further information.

Employment Agreements

We have had several transitions in our management team in recent years and have entered into employment agreements with our executive officers to set forth certain compensatory and other terms in order to attract new executives to join our Company. The terms of the employment agreements with our executive officers are described below under “Employment Agreements.”

Executive Compensation Governance Practices

•	Stock Ownership Guidelines—Our Named Executive Officers are required to hold all shares of AV Homes stock they receive as part of our equity incentive programs, net of shares used to satisfy required tax withholdings, until they have achieved a required level of stock ownership as set forth in their employment agreements.

•	Prohibition on Hedging Transactions—Our directors, executive officers and certain other employees are prohibited from engaging in transactions that hedge their exposure from decreases in our stock price. Prohibited transactions include prepaid variable forwards, equity swaps, collars and exchange funds.

•	Prohibition on Pledging Company Stock—Our directors, executive officers and employees are prohibited from holding our stock in a margin account or otherwise pledging our stock as collateral for a loan.

Tax and Accounting Considerations

The Company considers the tax consequences of all elements of its compensation program on both the executives and the Company. In particular, we consider the effects of Section 162(m) as well as Sections 280G and 4999 of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code could potentially limit the federal income tax deductions to be taken by the Company for compensation paid to the CEO and to each of the other three most highly compensated NEOs (other than the CFO). The general rule is that annual compensation paid to any of these executives will be deductible by AV Homes only to the extent that it does not exceed $1,000,000 (per person) or qualifies as “performance-based” compensation. The Compensation Committees considers the tax deductibility of the compensation paid to our executive officers; however, the Committee’s primary objective is to maximize its flexibility to design and operate our compensation programs to incentivize and retain our NEOs as the Committee determines appropriate from time to time. Accordingly, the Company makes payments or awards that may not be deductible as circumstances warrant, consistent with our compensation philosophy and objectives.

In the event of a change of control of the Company, Section 280G could potentially limit the federal tax deductions to be taken for certain compensation payments to an executive who could be subject to additional taxes (Section 4999). These provisions of the tax code are sometimes referred to as the “golden parachute” provisions. In general, if the total amount of payments to an individual that are contingent upon a change of control of AV Homes (within the meaning of Section 280G), including payments under our incentive plans that vest upon a change of control, equals or exceeds three times the executive’s “base amount” (generally, the individual’s average annual compensation for the five calendar years preceding the change of control), then, subject to certain exceptions, the portion of such payments in excess of the base amount may be treated as “parachute payments” under Section 280G. A portion of such payments would not be deductible by AV Homes, and the executive would be subject to a 20% excise tax on such portion of the payments. The employment agreements for our Named Executive Officers contain a so-called “better of” provision, meaning that if any of the payments or benefits provided to the Named Executive Officer would not be deductible to the Company pursuant to Section 280G, then the payments will be reduced by the amount required to avoid the excise tax imposed under Section 4999, provided that the after-tax amount of such payments and benefits as so reduced is greater than or equal to the after-tax amount of such payments and benefits without such reduction.

The Company accounts for stock-based compensation in accordance with the requirements of ASC Topic 718 (“ASC 718”), which, for example, requires all stock-based awards to be expensed. The adoption of ASC 718 has not affected our compensation program for NEOs.

Compensation Committee Report

The Compensation Committee of the Board of Directors of AV Homes has reviewed and discussed the foregoing Compensation Discussion and Analysis with AV Homes’ management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in AV Homes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and this Proxy Statement.

Compensation Committee

Roger W. Einiger, Chairman

Kelvin L. Davis

Paul Hackwell

Joshua L. Nash

Joel M. Simon

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Roger A. Cregg	2015	475,000	59,375	832,139	—	694,688	—	—	2,061,202
President and Chief	2014	400,000	50,000	561,246	—	425,000	—	—	1,436,246
Executive Officer	2013	400,000	175,000	—	2,854,811	600,000	—	—	4,029,811
Michael S. Burnett	2015	300,000	24,000	148,529	—	336,000	—	—	808,529
Executive Vice President and	2014	275,000	24,750	115,753	—	140,250	—	—	523,478
Chief Financial Officer (1)	2013	63,461	50,000	—	622,700	—	—	—	736,161
Joseph Carl Mulac, III	2015	375,000	—	384,703	—	506,250	—	—	1,265,953
Executive Vice President	2014	300,000	45,000	157,844	—	240,000	—	—	742,844
	2013	300,000	189,000	224,996	865,000	216,000	—	—	1,794,996
S. Gary Shullaw	2015	240,000	12,000	74,262	—	204,000	—	—	530,262
Executive Vice President,	2014	25,846	15,000	—	—	—	—	—	40,846
General Counsel and Secretary (2)

(1)	Mr. Burnett was appointed Executive Vice President and Chief Financial Officer on September 23, 2013, effective October 14, 2013.
(2)	Mr. Shullaw was appointed Executive Vice President, General Counsel and Corporate Secretary on November 24, 2014.
(3)	For 2014, this amount reflects the discretionary portion of the Target Bonus for Messrs. Cregg, Burnett and Mulac and represents the signing bonus for Mr. Shullaw. For 2015, this amount reflects the discretionary portion of the Target Bonus for Messrs. Cregg, Burnett and Shullaw.
(4)	Represents the aggregate grant date fair value of restricted stock and option awards, calculated in accordance with ASC 718. The valuation assumptions used in calculating these values are discussed in Note 10 of AV Homes’ financial statements in the Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC. These amounts do not represent actual amounts paid or to be realized. Amounts shown are not necessarily indicative of values to be achieved, which may be more or less than the amounts shown as awards are subject to time vesting and/or achievement of performance conditions.

Grants of Plan-Based Awards in 2015

			Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock (3)	All other option awards: Number of securities underlying options (#)(4)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (shares)	Target (shares)	Maximum (shares)
Roger A. Cregg			(1)	534,375	(1)					—	—
	1/16/15	1/16/15				27,993	—	55,986				333,117
	1/16/15	1/16/15							37,324			499,022
Michael S. Burnett			(1)	216,000	(1)					—	—
	1/16/15	1/16/15				4,997	—	9,993				59,458
	1/16/15	1/16/15							6,662			89,071
Joseph Carl Mulac, III			(1)	375,000	(1)					—	—
	1/16/15	1/16/15				12,942	—	25,883				154,004
	1/16/15	1/16/15							17,255			230,699
S. Gary Shullaw			(1)	108,000	(1)					—	—
	1/16/15	1/16/15				2,498	—	4,996				29,726
	1/16/15	1/16/15							3,331			44,535

(1)	The actual amount of non-equity incentive compensation depends upon the level of performance targets that are achieved. Performance targets are based on the performance goals established by the Compensation Committee. If 100% of the performance targets are achieved, the Named Executive Officer will receive the target incentive compensation amount. If achievement of the performance goals for the year is less than 100% of the performance targets, the percentage of achievement will be multiplied by the target incentive compensation amount to determine the payout. The 2015 incentive awards for each Named Executive Officer included an Escalator Bonus tied to the corporate pre-tax net income target as further described in the Compensation Discussion and Analysis under “2015 Cash Performance-Based Awards.” In 2015, the Company’s pre-tax net income was $12.0 million, resulting in the maximum available Escalator Bonus payment to each Named Executive Officer. The amount of the annual cash incentive awards that were actually earned are reported under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. The total target incentive amount for Messrs. Cregg, Burnett and Shullaw also included an opportunity to receive a discretionary bonus of up to 10% of each individual’s target incentive amount and is not reported above because it is discretionary, which is explained above under Compensation Discussion and Analysis under “2015 Cash Performance-Based Awards.” The amount of the discretionary bonus that was actually earned is reported under the Bonus column of the Summary Compensation Table above.
(2)	This column represents performance-based restricted stock awards granted in 2015. The amounts in the “Threshold” column represent the minimum number of shares that would vest, if any, assuming that certain threshold performance measures are achieved. The amounts in the “Maximum” column represent the total number of shares granted and assumes that all performance goals are achieved and, therefore, all shares would vest. For further details on the performance criteria and vesting terms, see Compensation Discussion and Analysis under “Equity Awards.”
(3)	This column represents time-based restricted stock awards granted in 2015. For further details on the vesting terms, see Compensation Discussion and Analysis under “Equity Awards.”
(4)	No option awards were granted to Named Executive Officers in 2015.

The restricted stock awards all permit the holder to vote the shares of restricted stock and entitle the holder to receive regular cash dividends, if any, paid on the shares. However, any extraordinary dividends would be retained and would vest only and to the extent that the underlying shares vest.

Under the 2015 MIP, the Compensation Committee also approved an escalator tied to the corporate pre-tax net income target described above, providing an opportunity for each Named Executive Officer to earn an additional bonus amount equal to 5% of such Named Executive Officer’s then-current base salary for every $500,000 in excess of the pre-tax income target, applied on a straight line basis and capped at 40%, with no bonus paid for the pre-tax income metric if actual pre-tax income falls below 100% of the target.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table provides information on the equity awards to the Named Executive Officers, which were outstanding at December 31, 2015. The values reported below are based on the closing price of a share of our Common Stock on December 31, 2015, which was $12.81.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Roger A. Cregg	165,018	165,018	16.80	9/26/23	36,609	468,961	89,670	1,148,673
Michael S. Burnett	32,500	32,500	18.53	10/14/23	6,772	86,749	15,324	196,300
Joseph Carl Mulac, III	50,000	50,000	16.80	9/26/23	15,363	196,800	41,572	532,537
S. Gary Shullaw	—	—	—	—	2,498	31,999	4,996	63,999

(1)	The stock options vest as to 25% of the underlying shares on each annual anniversary of the date of grant, which was September 26, 2013 for Messrs. Cregg and Mulac and October 14, 2013 for Mr. Burnett.
(2)	This column represents outstanding awards of time-based restricted stock granted as part of the 2014 and 2015 annual awards, which have not yet vested. The awards vest pro rata over a four year period, beginning with December 31st of the year in which the grant was made, subject to the Named Executive Officer’s continued employment through the relevant vest date and certain other conditions. We describe the 2015 restricted stock awards in more detail above in Compensation Discussion and Analysis under “Equity Awards.”
(3)	The amount in this column is calculated by multiplying the closing market price of our Common Stock at the end of 2015 ($12.81 per share) by the number of unvested shares listed for the specified Named Executive Officer.
(4)	This column represents outstanding awards of performance-based restricted stock and reflects the maximum number of performance shares that would vest assuming that all performance goals are achieved. We describe our performance-based equity awards granted in 2015 above in Compensation Analysis and Discussion under “Equity Awards.” In the case of Messrs. Cregg and Mulac, a portion of the outstanding performance-based awards relate to performance shares granted in connection with the 2013 performance-based restricted stock award, which vested or will vest, if at all, based on the achievement of certain performance criteria in 2013, 2014, 2015 and 2016, respectively, as described above in Compensation Discussion and Analysis under “Equity Awards.”

Option Exercises and Stock Vested in 2015

The following table provides information on option exercises and stock vested for the Named Executive Officers during the year ended December 31, 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Roger A. Cregg	17,361	222,394
Michael S. Burnett	2,555	32,730
Joseph Carl Mulac, III	9,526	122,028
S. Gary Shullaw	833	10,671

(1)	The amount in this column is calculated by multiplying the closing market price of our Common Stock at the end of 2015 ($12.81 per share) by the number of vested shares.

Pension Benefits for 2015

AV Homes does not sponsor any defined benefit pension plan for its employees, including the Named Executive Officers.

Nonqualified Deferred Compensation for 2015

AV Homes does not maintain a nonqualified deferred compensation plan for its employees, including the Named Executive Officers. However, AV Homes permits the Named Executive Officers to defer the receipt of certain payments under the 2015 Incentive Compensation Plan. There were no deferrals of compensation by any of the Named Executive Officers during 2015, or in any prior year.

Employment Agreements

We employ each of our Named Executive Officers pursuant to written employment agreements entered into on the dates set forth below and subject to the terms described below (the “Employment Agreements”):

Executive Officer	Date of Agreement	2015 Base Salary	2015 Annual Target Bonus (% of Base Salary)	2015 Annual Stock Bonus (% of Base Salary)
Roger A. Cregg	2/5/14	$475,000	125%	200%
Michael S. Burnett	7/22/14	300,000	80%	80%
Joseph Carl Mulac, III	7/22/14	375,000	100%	100%
S. Gary Shullaw	2/5/15	240,000	50%	50%

The Employment Agreements have an initial term of thirty-six (36) months from the effective date, subject to an additional 36 month renewal term unless either party provides at least 180 days’ written notice to the other of its intention to terminate upon the expiration of the original term. In general, the Company may terminate each executive’s employment with or without Cause (as defined in the Employment Agreements), and each executive may terminate his employment for any reason or for Good Reason (as defined in the Employment Agreements), and shall use his best efforts to provide at least 30 days’ written notice of any such termination to the Company. The Company agreed to reimburse each executive for their legal expenses in connection with negotiation of the Employment Agreements up to $10,000.

Pursuant to the Employment Agreements, each executive will receive an annual base salary, which is subject to annual review by the Compensation Committee and may be increased or decreased pursuant to such review. Each executive is entitled to participate in all employee benefit plans and programs for executive officers.

Each executive is eligible to receive a bonus, which is expressed as a percentage of annual base salary in effect on the last day of such calendar year and determined by the Compensation Committee. The actual amount of any bonus will depend upon the level of performance targets that are achieved as determined in good faith by the Compensation Committee. With respect to the determination of the bonus: (i) if 100% of the target goals are achieved in a given year, the bonus shall be equal to the Annual Target Bonus set forth in the table above; and (ii) if the Company’s achievement of the performance goals for the applicable year is greater than or less than 100% of target goals, the bonus shall be calculated in accordance with the annual incentive plan then in effect for executive officers (provided, however, that the Compensation Committee may determine a maximum and minimum level of performance goals, above and below which no additional or lesser amount of the bonus will be paid).

Pursuant to the Employment Agreements, each executive is eligible to receive shares of restricted Common Stock with a targeted amount equal to the Annual Stock Bonus set forth in the table above, which is expressed as a percentage of base salary in effect at the time of grant, divided by the average closing price of a share of Common Stock on the last 20 trading days prior to any grant date. The Annual Stock Bonus is divided with 60%

being performance vested shares (the “Performance Shares”) and 40% being time-vested shares (the “Time Vested Shares”). The vesting of the Performance Shares is contingent upon achievement of certain ATRS targets over a three-year performance period and vest, if at all, on December 31st of the year that is three years following the year in which the grant is made. The ATRS targets are described in more detail above in the Compensation Analysis and Discussion under “Equity Awards.” Restricted stock grants made prior to June 3, 2015 are governed by the Amended and Restated AV Homes, Inc. 1997 Incentive and Capital Accumulation Plan (2011 Restatement). Restricted stock awards made after that date are governed by the AV Homes, Inc. 2015 Incentive Compensation Plan.

Pursuant to the Employment Agreements, each executive is required to hold a number of vested shares of Common Stock having a fair market value equal to or greater than three times the executive’s annual base salary (or, $2.5 million in the case of Mr. Cregg); provided, however, that such requirements shall not be in effect until the first time the executive holds Common Stock having such a fair market value. Prior to exceeding such threshold, the executive may not sell or otherwise dispose of any shares of Common Stock issued and vested pursuant to his Employment Agreement other than to cover any tax liability resulting from vesting of his equity awards.

In the event the Company terminates an executive’s employment for any reason other than Cause or if an executive resigns for Good Reason, then the executive is entitled to receive the following additional payments and benefits if the executive signs a general release of claims in favor of the Company and cooperates in transitioning his job responsibilities: (i) a pro-rata bonus for the year of termination based on actual achievement of results during such partial year, (ii) continuation of his then-current annual base salary for 12 months (18 months for Mr. Cregg), payable in installments on the Company’s regular payroll dates, and (iii) reimbursement of his costs of medical insurance continuation pursuant to COBRA for 12 months (18 months for Mr. Cregg) following his termination.

In the event an executive’s employment terminates within 24 months following a Change of Control (as defined in the Employment Agreements) for any reason other than Cause or if an executive resigns for Good Reason, then the executive is entitled to receive the following payments and benefits if he signs a general release of claims in favor of the Company and cooperates in transitioning his job responsibilities: (i) 12 months (18 months for Mr. Cregg) of his Annual Target Bonus, (ii) continuation of his then-current annual base salary for 12 months (18 months for Mr. Cregg), payable in installments on the Company’s regular payroll dates, (iii) full vesting of any unvested stock shares previously awarded to him, and (iv) reimbursement of his costs of medical insurance continuation pursuant to COBRA for 12 months (18 months for Mr. Cregg) following termination.

The Employment Agreements include a Section 280G “better of” provision, meaning if any of the payments or benefits provided to an executive under his Employment Agreement or otherwise would not be deductible by the Company as a result of Section 280G of the Internal Revenue Code, then the payments or benefits will be reduced by the amount required, as described in the Employment Agreement, to avoid the excise tax imposed under Section 4999 of the Code, provided that the after-tax amount of such payments and benefits as so reduced is greater than or equal to the after-tax amount of such payments and benefits without such reduction.

The Employment Agreements also include standard provisions relating to confidentiality, non-disparagement and ownership of the Company’s intellectual property, as well as covenants of non-competition and non-solicitation of employees and customers during the executives’ employment and for a period of 12 months (18 months for Mr. Cregg) after their employment.

Potential Payments Upon Termination or Change of Control

As described above, the Employment Agreements entitle our Named Executive Officers to certain payments and benefits upon the termination of their employment under certain conditions, including a termination of employment in connection with a change of control of AV Homes.

The section below quantifies certain compensation and benefits that would be payable to these individuals under the various arrangements if their employment had terminated on December 31, 2015, and/or a change of control of AV Homes had occurred on that date, given the individual’s compensation on that date and, if applicable, based on the closing market price of the Company’s Common Stock on the last trading day of 2015 ($12.81). For a general description of the agreements, see “Employment Agreements” above.

Termination Without Cause/With Good Reason

The following table shows amounts that would be payable in case of the executive’s termination by the Company without Cause, including death or termination due to disability, or his or her resignation for Good Reason, in each case as if such event had occurred on December 31, 2015.

Name	Severance ($)	Incentive Compensation ($) (1)	Accelerated Vesting of Equity ($)	Medical/Benefits Continuation ($) (2)	Total ($)
Roger A. Cregg	712,500	—	—	22,656	735,156
Michael S. Burnett	300,000	—	—	23,543	323,543
Joseph Carl Mulac, III	375,000	—	—	23,543	398,543
S. Gary Shullaw	240,000	—	—	26,334	266,334

(1)	The Named Executive Officers are entitled to a pro-rated bonus for the year of termination based on actual results. However, because the table reflects amounts that would be accelerated or become payable in connection with a termination on December 31, 2015, which is the last day of the performance period of the bonus program, the Named Executive Officers would earn such amount anyway and, therefore, no amount would be accelerated or become payable as a result of such termination on that date.
(2)	These amounts reflect the estimated COBRA premiums for the executives and their respective eligible dependents enrolled (if any) in any then existing group health plans for one year (or in the case of Mr. Cregg, 18 months) as required by their respective employment agreements.

Termination in Connection with a Change of Control

The following table shows amounts that would be payable under existing change of control arrangements as if the change of control and related termination had occurred on December 31, 2015.

Name	Severance ($)	Incentive Compensation ($)	Accelerated Vesting of Equity ($) (1)	Medical/ Benefits Continuation ($) (2)	Total ($)
Roger A. Cregg	712,500	890,625	1,617,634	22,656	3,243,415
Michael S. Burnett	300,000	240,000	283,050	23,543	846,593
Joseph Carl Mulac, III	375,000	375,000	729,337	23,543	1,502,880
S. Gary Shullaw	240,000	120,000	95,998	26,334	482,332

(1)	Values in this column reflect time-based restricted stock awards and performance-based restricted stock awards held by each Named Executive Officer as of December 31, 2015 that had not vested as of such date and have been calculated using the closing price of our Common Stock on such date, which was $12.81.
(2)	These amounts reflect the estimated COBRA premiums for the executives and their respective eligible dependents enrolled (if any) in any then existing group health plans for one year (or in the case of Mr. Cregg, 18 months) as required by their respective employment agreements.

With Cause

If the Named Executive Officers were terminated by the Company for Cause on December 31, 2015, AV Homes would not have been required to make cash payments to the Named Executive Officers, and all restricted shares held by the Named Executive Officers would have lapsed and terminated in full.

Voluntary Resignation

The Named Executive Officers are not entitled to any particular benefits in the event of a voluntary resignation by the Named Executive Officer.

INFORMATION ABOUT INDEPENDENT PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, independent registered public accounting firm, audited the financial statements of AV Homes for the fiscal years ended December 31, 2015, 2014 and 2013. Such audit services consisted of the firm’s examination of and report on the annual financial statements and assistance and consultation in connection with filings with the SEC and other matters.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Audit Committee of our Board of Directors reviews our independent registered public accounting firm from time to time, which may or may not result in a change. The Audit Committee has determined that it is an appropriate time to review its selection of our independent registered public accounting firm. Accordingly, we have submitted a request for proposal to independent registered public accounting firms. The request for proposal requests that such firms submit proposals to serve as our independent registered public accounting firm for the year ending December 31, 2016. The proposals we have received are currently under review. The Audit Committee will select the independent registered public accounting firm for the year ending December 31, 2016, but the selection will not be submitted for stockholder ratification this year. Accordingly, no independent registered public accounting firm has yet been selected or recommended to our stockholders for ratification for the year ending December 31, 2016.

Fees for Services Provided by the Independent Registered Public Accounting Firm

The following table sets forth the approximate amount of fees paid, or estimated to be paid, to Ernst & Young LLP for professional services during the fiscal years ended December 31, 2015 and 2014:

	Fiscal 2015	Fiscal 2014
Audit fees (a)	$1,243,142	$1,047,236
Audit related fees (b)	9,000	227,437
Tax fees (c)	93,411	76,302
All other fees (d)	1,995	1,995

	$1,347,548	$1,352,970

(a)	Audit fees principally relate to the audit of the annual financial statements for AV Homes and its consolidated subsidiaries, including review of quarterly reports on Form 10-Q, the integrated audit of internal controls over financial reporting, and issuance of comfort letters for due diligence.
(b)	Audit-related fees principally consist of fees paid for services that are reasonably related to the performance of the audit or review of AV Homes’ consolidated financial statements and are not reported under “Audit fees.” These services include special projects and attest services that are not required by statute or regulation, including acquisition-related due diligence fees.
(c)	Tax fees principally consist of tax compliance/preparation and other tax services, including the review of the consolidated tax return, notwithstanding when fees were billed or when the services were rendered. Tax fees also include advisory services related to the Company’s analysis of ownership shifts and the impact thereof on the Company’s net operating loss carry-forward.
(d)	Other fees relate to access to Ernst & Young’s online accounting research services.

The Audit Committee adopted a policy requiring the preapproval of audit and non-audit services provided by the principal independent accountants. The Audit Committee approved all audit and non-audit services provided by Ernst & Young LLP during the 2015 and 2014 fiscal years pursuant to this policy.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the options, warrants and rights and other equity compensation under AV Homes’ equity plans on December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	612,590	(1)	$17.00	(2)	764,182
Equity compensation plans not approved by security holders	—		—		—
Total	612,590	(1)	$17.00	(2)	764,182

(1)	Represents 545,036 options and 67,554 stock units.
(2)	Applicable only to options. Not applicable to stock units.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

If a stockholder intends to present a proposal for action at the 2017 annual meeting of stockholders and wishes to have such proposal considered for inclusion in AV Homes’ proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of AV Homes by December 13, 2016. Such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals.

AV Homes’ By-Laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by AV Homes not less than 90 days prior to the anniversary date of the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the By-Laws. Accordingly, since our annual meeting for 2016 is scheduled for May 25, 2016, any stockholder proposal to be considered at the 2017 annual meeting must be properly submitted to us not later than February 24, 2017. If the chairman at any stockholders’ meeting determines that a stockholder proposal or director nomination was not made in accordance with the By- Laws, AV Homes may disregard such proposal or nomination.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2016 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the By-Laws, then AV Homes’ proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal. Proposals and nominations should be addressed to the Secretary of AV Homes, S. Gary Shullaw, 8601 N. Scottsdale Rd., Suite 225, Scottsdale, AZ 85253.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our outstanding Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners for fiscal 2015 were complied with on a timely basis, except for a Form 4 filed on January 21, 2015 for Mr. Mulac reporting a forfeiture of shares to satisfy tax withholding obligations upon vesting of certain restricted shares.

ACCESS TO PROXY MATERIALS

Important notice regarding the Internet availability of proxy materials for the Annual Meeting. This Proxy Statement and the 2015 Annual Report to Stockholders are available on our website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

If you would like to receive a copy of our 2015 Annual Report, please contact our Corporate Secretary by mail at Corporate Secretary, AV Homes, Inc., 8601 N. Scottsdale Rd., Suite 225, Scottsdale, AZ 85253 or by telephone at (480) 214-7400, and we will send a copy to you without charge.

ADDITIONAL INFORMATION

All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the accompanying material will be paid by AV Homes. In addition to the solicitation of proxies by mail, AV Homes will request brokers and securities dealers to obtain proxies from and send proxy material to their principals. Expenses incurred in this connection will be reimbursed by AV Homes. Proxies may be solicited personally, by telephone or telegraph, electronic mail or by other electronic means, by the directors and officers of AV Homes without additional compensation. The Board of Directors knows of no business to come before the meeting other than as stated in the Notice of Annual Meeting of Stockholders. Should any business other than that set forth in such Notice properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

By Order of the Board of Directors,

/s/ S. Gary Shullaw
S. Gary Shullaw
Executive Vice President, General Counsel and Secretary

Dated: April 12, 2016

HOMESTM

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

12:59 a.m., Eastern Daylight Time, on May 25, 2016.

Vote by Internet

Go to www.envisionreports.com/AVHI

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees in Item 1.

1. ELECTION OF TEN DIRECTORS:

Nominees: 01 - Paul D. Barnett 02 - Roger A. Cregg 03 - Kelvin L. Davis 04 - Roger W. Einiger +

05 - Paul Hackwell 06 - Joshua L. Nash 07 - Jonathan M. Pertchik 08 - Michael F. Profenius

09 - Aaron D. Ratner 10 - Joel M. Simon

Mark here to WITHHOLD Mark here to vote For All EXCEPT - To withhold authority to To cumulate votes as to a particular nominee(s) as explained in the vote from all nominees FOR all nominees vote for any nominee(s), write the name(s) Proxy Statement, indicate the name(s) and the number of votes to of such nominee(s) below. be given to such nominee(s) in the space provided below.

2. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR all the nominees in Item 1.

B Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance

Mark the box to the right if you plan to attend the

Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

1 U P X +

02B0OB

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 25, 2016.

The Proxy Statement and the 2015 Annual Report to Stockholders are available at: http://www.envisionreports.com/AVHI

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

HOMESTM

Proxy — AV HOMES, INC.

8601 North Scottsdale Rd. Suite 225 Scottsdale, Arizona 85253

This proxy is solicited by the Board of Directors of AV Homes, Inc. The undersigned hereby appoints Roger A. Cregg and S. Gary Shullaw as Proxies, each with the power to appoint his substitute; and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of AV Homes, Inc. held of record by the undersigned at the close of business on April 1, 2016 at the Annual Meeting of Stockholders to be held on May 25, 2016 at the JW Marriott Scottsdale Camelback Inn located at 5402 East Lincoln Drive, Scottsdale, Arizona 85253 at 8:00 a.m. local time, or any adjournment or adjournments thereof.

If any other business may properly come before the meeting, or if cumulative voting is required, the proxies are authorized to vote in their discretion, provided that they will not vote in the election of directors for any nominee(s) for whom authority to vote has been withheld.

For directions to the Annual Meeting site, contact AV Homes, Inc. at (480) 214-7400.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)

HOMESTM

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet

Go to www.envisionreports.com/AVHI

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Stockholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the AV Homes, Inc. Annual Meeting of Stockholders to be Held on May 25, 2016

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and the 2015 Annual Report to Stockholders are available at:

www.envisionreports.com/AVHI

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/AVHI to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 18, 2016 to facilitate timely delivery.

+

02CDWA

Stockholder Meeting Notice

AV Homes, Inc.’s Annual Meeting of Stockholders will be held on May 25, 2016 at the JW Marriott Scottsdale Camelback Inn located at 5402 East Lincoln Drive, Scottsdale, Arizona 85253 at 8:00 a.m. local time.

Proposals to be voted on at the meeting are listed below along with the Board of Director’s recommendations.

The Board of Directors recommends a vote FOR all the nominees in Item 1:

1. Election of Directors. Nominees:

Paul D. Barnett

Roger A. Cregg

Kelvin L. Davis

Roger W. Einiger

Paul Hackwell

Joshua L. Nash

Jonathan M. Pertchik

Michael F. Profenius

Aaron D. Ratner

Joel M. Simon

2. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the AV Homes, Inc. 2016 Annual Meeting

For directions to the AV Homes, Inc. 2016 Annual Meeting to be held at the JW Marriott Scottsdale Camelback Inn located at 5402 East Lincoln Drive, Scottsdale, Arizona 85253, please contact AV Homes, Inc. at (480) 214-7400.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

Internet – Go to www.envisionreports.com/AVHI. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

Email – Send email to investorvote@computershare.com with “Proxy Materials AV Homes, Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 18, 2016.

02CDWA